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MERRILL WEBER & CO., INC.
Member NASD, SIPC
770 FRONTAGE ROAD
SUITE 134
NORTHFIELD, IL 60093


Tel: (847) 784-1530
Fax: (847) 784-1540

September 15, 1998

Mitchell Felder, M.D.
Infectech, Inc.
87 Stambaugh Avenue, Suite 2
Sharon, PA 16146

Dear Dr. Felder:

This will confirm the understanding and agreement (the "Agreement") between Merrill Weber & Co., Inc. ("MWC") and Infectech, Inc. (The "Company") as follows:

1.	Scope of Engagement

The Company hereby engages MWC as its advisor in assisting the Company to establish an identity in the investment community and to raise funds for corporate purposes. Specifically, the Company has requested that
MWC:

(a) Act on behalf of the Company in obtaining the services of a qualified market maker to commence making a market for the Company's common stock in the OTC Bulletin Board ("OTCBB").

(b) Assist, if requested in preparation and review of the Company's documentation prepared in connection with Rule 15c2-11 promulgated under the Securities Exchange Act of 1934, as amended.

(c) Assist the Company in selecting a financial public relations firm to disseminate information about the Company to news media and the investment community.

(d) Review proposed additions to the Company's scientific advisory board.

(e) Act as the Company's exclusive agent in the private placement of securities of the Company (the "Placement Transaction") to financial investors, strategic corporate investors, individual investors and/or others that are directly solicited by MWC (collectively, the "MWC Investors"), as more fully described in Section 8 hereof, in the form of common stock, convertible preferred stock, convertible debt securities or any equity-linked securities, including high-yield notes issued in connection with the issuance by the Company of equity-linked securities (collectively, the "Securities").

2.  Term of Engagement

The term of MWC's exclusive engagement as provided in Section 1 hereof shall be for a period that ends six months from the date hereof, unless extended by mutual agreement of the parties, provided, that if the Company's stock is not first listed for trading on the OTCBB on or prior to November 15, 1998, then the Company may terminate this Agreement at any time on or after that date.

3.  Offering Process

MWC hereby accepts the engagement and, in connection with items (a) through (d) of paragraph (1), above, agrees to perform such actions as shall be reasonably requested by the company. With respect to item (e) of the paragraph (1) above, MWC agrees to:

	(a) obtain and review sufficient information about the Company to enable MWC to introduce the Company to MWC Investors,

	(b)  use its best efforts to privately place the Securities,

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	(c)  if appropriate, prepare, with the assistance and approval of the Company, and disseminate any other communications to be used in placing the Securities, whether in the form of a letter, circular, notice or otherwise; and

	(d) assist with negotiation of the final terms and conditions for the sale of the Securities to the MWC Investors.

4.  Company's Responsibilities, Representations and Warranties

In connection with MWC's engagement, the Company will furnish MWC on a confidential basis with any information concerning the Company that MWC reasonably deems appropriate and will provide MWC with access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to MWC that, to the best of the Company's knowledge, all such information concerning the Company is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that MWC will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by MWC of the Company or its business or assets. The company can accept or reject any investment at its sole discretion.

5.  Compensation

As compensation for the services to be rendered by MWC hereunder, the Company shall pay MWC as follows:

	(a) Upon execution of this Agreement, the Company shall pay to MWC $5,000 in cash, by wire transfer of immediately-available funds. Thereafter, the Company shall pay to MWC $5,000 on the 15th day of October, November and December 1998 and January 1999.
	(b) Upon commencement of display of real-time quotes on the OTCBB, the Company shall issue to MWC warrants for a nominal price to purchase 60,000 shares of common stock of the Company, exercisable for a period of five years from the date of commencement of such trading, at an exercise price per share equal to the bid price initially shown on the OTCBB for such securities. The terms of the warrants shall be set forth in a warrant agreement in form and substance reasonably satisfactory to MWC and the Company, which shall contain terms reasonably equivalent to those applicable to the Securities issued in the Placement Transaction, including, without limitation, anti-dilution provisions, piggy-back registration rights and cashless exercise provisions.

	(c) At any closing of any Placement Transaction, a cash fee equal to 6% of the aggregate consideration paid for the Securities by MWC Investors, and

	(d) At any closing of any Placement Transaction, the Company shall issue to MWC warrants for a nominal price to purchase such number of shares of common stock of the Company equal to 6% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased or ultimately received by MWC Investors, exercisable for a period of five years from the date of such closing, at an exercise price per share equal to that paid b the MWC Investors in the Placement Transaction. The terms of the warrants shall be set forth in a warrant agreement, in form and substance reasonably satisfactory to MWC and the Company, which shall contain terms reasonably equivalent to those applicable to the Securities issued in the Placement Transaction, including, without limitation, anti-dilution provisions, piggy-back registration rights and cashless exercise provisions.

6.  Reimbursable Expenses

The Company shall reimburse MWC for its out-of-pocket and incidental expenses incurred during the term of its engagement hereunder including fees and expenses of its legal counsel and those of any advisor(s) retained by MWC. MWC shall bill the company monthly for expenses, and the Company shall reimburse MWC for such expenses within 30 days of receiving a bill.


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7.	Indemnification (See Attached Letter)

Since MWC will be acting on behalf of the Company in connection with its engagement hereunder, the Company agrees to indemnify MWC as set forth in a separate letter agreement, dated the date hereof, between MWC and the Company.

8.	Exclusive Assignment

The Company and MWC agree that this engagement is exclusive, and that
(a) any investment in securities issued by the Company, other than in open market purchases, while this Agreement remains in effect, shall be deemed a Placement Transaction, and (b) any investment in securities issued by the company, other than in open market purchases, during the twelve months following termination of this Agreement, by an MWC Investor who is shown documentation relating to the Company during effectiveness of this Agreement, shall be deemed a Placement Transaction, for which MWC shall be entitled to receive compensation pursuant to Paragraph 5 hereof.

9.	Advertisements
The   Company agrees that following the closing of a Placement
Transaction, MWC has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, subject to the prior approval of the Company, such approval not to be unreasonably withheld.

10.	Survival of Terms of Agreement

The provisions of Sections 4 through 7 and 9 through 13 shall survive termination of this Agreement.

11.	Disclosure to Third Parties

The information to be provided by MWC under this Agreement shall not be publicly disclosed or made available to third parties, except to the Company's directors, employees, accountants and attorneys, without MWC's prior consent, nor may MWC be otherwise publicly referred to without its prior consent.

12.	Successors and Assigns

The Company represents and warrants to MWC that no brokers, representatives or other persons have an interest in compensation due to MWC from any Placement Transaction with an MWC Investor contemplated herein.

13.	Other Terms and Conditions

The Company represents and warrants to MWC that this Agreement does not breach or conflict with any other agreement to which the Company is a party.

This Agreement may not be assigned by either the Company or MWC without the consent of the other. The benefits of this Agreement shall, together with the separate indemnity letter, inure to the benefit of the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and thereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

	(a)	This Agreement may not be amended or modified except
in writing signed by the party against which enforcement is sought and shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws.

	(b)	EACH OF MWC AND THE COMPANY (ON ITS OWN BEHALF AND, TO
THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SHAREHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF MWC PURSUANT TO, OR THE PERFORMANCE BY MWC OF, THE SERVICES CONTEMPLATED BY THIS AGREEMENT. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ALLEGED BREACH THEREOF, SHALL BE SETTLED AND DECIDED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE


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AMERICAN ARBITRATION ASSOCIATION OR THE NATIONAL ASSOCIATION OF
SECURITIES DEALERS, INC., AND ANY JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION
THEREFOR.

MWC is delighted to accept this engagement and looks forward to working with the Company on this engagement. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.



MERRILL WEBER & CO., INC.


By: ________________________________
Name: Merrill Weber
Title: President

Agreed:

INFECTECH, INC.


By: _________________________________
Name:	Mitchell S. Felder, M.D.
Title:  CEO and President (9/17/98)



September 15, 1998


MERRILL WEBER & CO., INC.
770 Frontage Road, Suite 134
Northfield, IL 60093

	In connection with the engagement letter (the "Engagement Agreement"), dated September 15, 1998, between Merrill Weber & Co., Inc. ("MWC") and Infectech, Inc. (the "Company"), the Company hereby agrees to indemnify and hold harmless MWC and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees of MWC or any of MWC's affiliates (collective, "Indemnified Persons" and individually, an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including fees and disbursements of MWC and an Indemnified Person's counsel) which (A) are related to or arise out of
(i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or
(ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions, or (B) are otherwise related to or arise out of MWC's engagement, and will reimburse MWC and any other Indemnified Person for all costs and expenses, including fees of MWC or counsel, as they are incurred, in connection with investigating, preparing for or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with MWC acting pursuant to the engagement, whether or not MWC or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from MWC's bad faith or negligence. The Company also agrees that neither MWC nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages or expenses incurred by the Company which are finally determined (whether judicially or pursuant to the arbitration provisions set forth in Paragraph 13 of the Engagement Agreement) to have resulted primarily from MWCs bad faith or negligence. The Company and MWC further agree that each will not, without the prior written consent of the other, settle or compromise or consent to the entry of any judgment in any

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pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not MWC or any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the other and each other Indemnified Person thereunder from all liability arising out of such claim, action, suit or proceeding.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and MWC, on the other hand, shall contribute to such claim liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and MWC on the other hand, in connection with the transactions contemplated by the engagement.

The foregoing right to indemnity and contribution shall be in addition to any rights that MWC and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of your engagement. The Company and MWC hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against MWC or any other Indemnified Person.

EACH OF MWC (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THE INDEMNIFIED PERSONS) AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SHAREHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF MWC PURSUANT TO, OR THE PERFORMANCE BY MWC OF, THE SERVICES CONTEMPLATED BY THIS AGREEMENT AND TO THE ARBITRATION PROVISIONS SET FORTH IN PARAGRAPH 13 OF THE ENGAGEMENT AGREEMENT.

It is understood that, in connection with MWC's engagement, MWC may also be engaged to act for the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to said engagement, any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) unless expressly agreed otherwise therein, and shall remain in full force and effect following the completion or termination of said engagement or such additional engagement.


Very truly yours,
Infectech, Inc.


By: ______________________________
Title: _____________________________



AGREED AND ACCEPTED:

Merrill Weber & Co., Inc.

By: ____________________________
Title:  __________________________